UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2023

Nextracker Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41617	36-5047383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Paseo Padre Parkway, Fremont, California 94555

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 270-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $0.0001	NXT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2023, the Board of Directors (the “Board”) of Nextracker Inc. (the “Company”) increased the size of the Board from eleven to thirteen, and appointed Brandi Thomas as a Class III director of the Company, effective immediately, with a term of office expiring at the Company’s 2025 annual meeting of stockholders, and Kyra Whitten as a Class II director of the Company, effective immediately, with a term of office expiring at the Company’s 2024 annual meeting of stockholders. In addition, the Board appointed Ms. Thomas to serve on the Company’s Audit Committee. Steven Mandel and Christian Bauwens stepped down from the Audit Committee but remain directors of the Company.

Appointment of Brandi Thomas

Ms. Thomas, 46, currently serves as Vice President, Chief Audit Executive, and Chief Diversity Officer of General Electric Company. Prior to joining General Electric Company, Ms. Thomas served as Vice President, Corporate Audit for Delta Air Lines, Inc. from April 2017 to December 2020. Ms. Thomas received a B.S. in Finance from Case Western Reserve University.

The Board has determined that Ms. Thomas qualifies as an independent director in accordance with the Nasdaq listing rules and otherwise meets all applicable requirements to serve on the Board and Audit Committee, including the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Board also determined that Ms. Thomas qualifies as an “audit committee financial expert” pursuant to SEC rules and regulations.

Ms. Thomas will be compensated in accordance with the Company’s director compensation program. As such, Ms. Thomas is entitled to receive an annual cash retainer of $77,500 per year for her service as a member of our Board and Audit Committee. Ms. Thomas will also receive an annual equity grant of $150,000 in restricted stock units to be paid at the conclusion of each annual meeting of our stockholders. Ms. Thomas’ retainer fees and equity grants will be prorated for 2023.

There is no arrangement or understanding with any person pursuant to which Ms. Thomas was appointed as a member of the Board, and there are no family relationships between Ms. Thomas and any director or executive officer of the Company. Additionally, there are no related person transactions between Ms. Thomas and the Company and/or its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

The Company entered into its standard director indemnification agreement with Ms. Thomas.

Appointment of Kyra Whitten

The Board appointed Ms. Whitten pursuant to the Amended and Restated Separation Agreement by and among Flex Ltd. (“Flex”), Nextracker LLC, the Company, and Flextronics International USA, Inc., pursuant to which Flex has the right, but not the obligation, to nominate a majority of the Company’s directors for so long as Flex continues to beneficially own 50% or more of the combined voting power of the Company’s outstanding common stock.

Ms. Whitten, 53, currently serves as Senior Vice President, Corporate Marketing, Communications, and Sustainability at Flex, a position she has held since January 2023. Ms. Whitten previously served as Vice President, Corporate Marketing, Communications, and Sustainability of Flex from June 2019 to January 2023. Before joining Flex, Ms. Whitten held various positions in corporate communications and corporate affairs at Lam Research, Xilinx, and Applied Materials. Ms. Whitten received a B.S. in International Business from San Jose State University.

As a current employee of Flex, Ms. Whitten will not receive compensation for her service on the Board under the Company’s director compensation program.

There are no family relationships between Ms. Whitten and any director or executive officer of the Company. Additionally, there are no related person transactions between Ms. Whitten and the Company and/or its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

The Company entered into its standard director indemnification agreement with Ms. Whitten.

Item 7.01. Regulation FD Disclosure.

On April 25, 2023, the Company issued a press release related to the matters described in this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 and Item 9.01 in this Current Report on Form 8-K, including the accompanying Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated April 25, 2023
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nextracker Inc.

By:	/s/ Léah Schlesinger
Léah Schlesinger
General Counsel, Chief Ethics and Compliance Officer

Date: April 25, 2023